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                                                                    EXHIBIT 21.1




                        SUBSIDIARIES OF CROWN GROUP, INC.


Crown Group of Nevada, Inc.

Crown Delaware Investments Corp.

Precision IBC, Inc.

Concorde Acceptance Corporation

America's Car-Mart, Inc.

CG Incorporated, SA de CV

Smart Choice Automotive Group, Inc.

Subsidiaries of Smart Choice Automotive Group, Inc.:

         Paaco Automotive Group, Inc.

         Premium Auto Acceptance Corporation

         Dealer Development Services, Inc.

         Dealers Insurance Services, Inc.

         First Choice Auto Finance, Inc.

         Smart Choice Receivables Holding Company

         Suncoast Car Mart, Inc.

         Florida Finance Group, Inc.

         Team Automobile Sales & Finance, Inc.

         Easy Pay Insurance, Inc.

         First Choice Melbourne 1, Inc.

         SC Holdings, Inc.

         First Choice Auto Services, Inc.